For Immediate Release

Level One Bancorp, Inc. reports second quarter 2021 net income of $7.0 million, representing $0.84 diluted earnings per common share

Farmington Hills, MI – July 30, 2021 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported its financial results for the second quarter of 2021, which included net income of $7.0 million, or $0.84 diluted earnings per common share. This compares to net income of $2.7 million, or $0.35 diluted earnings per common share, in the second quarter of 2020.

Patrick J. Fehring, Chief Executive Officer of Level One, commented, "We are excited about the opportunities before us as the economy recovers from the effects of the pandemic. Level One is well positioned in attractive markets with a stronger balance sheet, liquidity to support lending activities, and a growing team of talented bankers. During the second quarter of 2021, Level One Bank experienced loan growth (excluding a decrease of $146.5 million in Paycheck Protection Program ("PPP") loans) of $60.0 million, or 16.5% annualized. As the economy has fully reopened, Level One has been well positioned to meet the credit needs of the communities we serve as evidenced by the growth in business and retail loans. Additionally, during the quarter our credit quality metrics remained sound as we have worked closely with our clients as they navigate the economic recovery."

He continued, "I am pleased to report a solid second quarter for Level One with earnings of $7.0 million, or $0.84 diluted earnings per common share. This quarter’s results compare favorably to second quarter 2020 earnings of $2.7 million, or $0.35 diluted earnings per common share. Earnings for the first six months of 2021 were $15.9 million, or $1.94 diluted earnings per common share, compared with earnings of $6.8 million, or $0.88 diluted earnings per common share, for the first six months of 2020."

He concluded, "Finally, the Level One team worked diligently to implement the second round of PPP loans. Our participation in the second round of the PPP program provided over $234 million in loans to 1,531 small business in our communities. When combined with the first round of PPP in 2020, Level One Bank funded over $651 million in PPP loans. With these loans, the Level One Bank has provided both small businesses and their team members protection from the economic challenges of the COVID-19 pandemic."

Second Quarter 2021 Highlights

•Total loans, excluding a decrease of $146.5 million of PPP loans, increased $60.0 million, or 16.5% annualized during the second quarter of 2021
•Total loans decreased 4.64% to $1.78 billion at June 30, 2021, compared to $1.86 billion at March 31, 2021
•Total assets decreased 2.57% to $2.51 billion at June 30, 2021, compared to $2.57 billion at March 31, 2021
•Total deposits decreased 2.97% to $2.03 billion at June 30, 2021, compared to $2.09 billion at March 31, 2021
•Total subordinated debt decreased 33.52% to $29.7 million at June 30, 2021, compared to $44.6 million at March 31, 2021
•Book value per common share increased 4.25% to $26.48 per common share at June 30, 2021, compared to $25.40 per common share at March 31, 2021
•Tangible book value per common share increased 5.36% to $20.84 per common share at June 30, 2021, compared to $19.78 per common share at March 31, 2021

•Net income of $7.0 million decreased 22.10% from $9.0 million in the preceding quarter
•Diluted earnings per common share of $0.84 decreased 23.64% compared to $1.10 in the preceding quarter
•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.30%, compared to 3.33% in the preceding quarter and 2.98% in the second quarter of 2020
•Noninterest income decreased $3.0 million to $4.3 million in the second quarter of 2021, compared to $7.3 million in the preceding quarter
•Noninterest expense decreased $551 thousand to $14.6 million in the second quarter of 2021, compared to $15.1 million in the preceding quarter
•Provision for loan loss increased $275 thousand to $540 thousand in the second quarter of 2021, compared to $265 thousand in the preceding quarter

Net Interest Income and Net Interest Margin

Level One's net interest income increased $459 thousand, or 2.40%, to $19.6 million in the second quarter of 2021, compared to $19.2 million in the preceding quarter, and increased $3.4 million, or 20.84%, compared to $16.2 million in the second quarter of 2020. The increase in net interest income compared to the preceding quarter was primarily due to a decrease of $296 thousand in interest expense on deposits and an increase of $145 thousand of interest income on investment securities. The increase in net interest income compared to the second quarter of 2020 was primarily due to increases of $988 thousand of interest income on loans as a result of the accelerated recognition of fees on PPP loans that were forgiven and $354 thousand of interest income on investment securities due to the increased volumes of investment securities. In addition, between the second quarter of 2020 and the second quarter of 2021, interest expense on deposits decreased $1.8 million and interest expense on borrowed funds decreased $168 thousand. The decrease in interest expense on deposits was primarily due to lower interest rates paid as a result of revised internal deposit rates, mainly driven by a decrease in the target federal funds rate.

Level One’s net interest margin, on a FTE basis, was 3.30% in the second quarter of 2021, compared to 3.33% in the preceding quarter and 2.98% in the second quarter of 2020. The increase in the net interest margin year over year was primarily a result of a decrease in the cost of interest-bearing liabilities, which declined 54 basis points to 0.55% in the second quarter of 2021, compared to 1.09% in the second quarter of 2020 primarily due to lower interest rates paid as a result of revised internal deposit rates, mainly driven by the decreases in the target federal funds rate.

Noninterest Income

Level One's noninterest income decreased $3.0 million, or 40.56%, to $4.3 million in the second quarter of 2021, compared to $7.3 million in the preceding quarter, and decreased $3.5 million, or 44.94%, compared to $7.8 million in the second quarter of 2020. The decrease in noninterest income compared to the preceding quarter was primarily attributable to a decrease of $3.1 million in mortgage banking activities partially offset by an increase of $145 thousand in other charges and fees. The decrease in the mortgage banking activities income compared to the preceding quarter was primarily due to $78.2 million lower residential loan originations held for sale and $89.4 million lower residential loans sold primarily as a result of the increase in interest rates and secondary market pricing. The increase in other charges and fees was primarily due to increases in bank owned life insurance interest income and interest rate swap fees.

The decrease in noninterest income in the second quarter of 2021 compared to the same period in 2020 was primarily due to decreases of $3.0 million in mortgage banking activities and $899 thousand in net gains on sales of investment securities. This was partially offset by increases of $252 thousand in service charges on deposits and $157 thousand in other charges and fees. The decrease in mortgage banking activities compared to the second quarter of 2020 was primarily due to $55.5 million lower residential loan originations held for sale and $40.4 million lower residential loans sold primarily as a result of the increase in interest rates and secondary market pricing. The decrease in net gains on sales of investment securities was due to no securities sold in the second quarter of 2021. The increase in service charges on deposits was primarily due to higher transaction volumes and deposit balances. The increase in other charges and fees was primarily due to increases in Visa Rebate income, interest rate swap fees, and bank owned life insurance interest income. These were partially offset by a decrease in gains on sale of other real estate owned.

Noninterest Expense

Level One's noninterest expense decreased $551 thousand, or 3.64%, to $14.6 million in the second quarter of 2021, compared to $15.1 million in the preceding quarter, and decreased $495 thousand, or 3.28%, compared to $15.1 million in the second quarter of 2020. The decrease in noninterest expense compared to the preceding quarter was primarily attributable to decreases of $570 thousand in salary and employee benefits, $167 thousand in data processing expense, and $138 thousand in loan processing expense. These decreases were partially offset by increases of $286 thousand in other expense and $148 thousand in marketing expense. The decrease in salary and employee benefits compared to the first quarter of 2021 was primarily due to decreases of $591 thousand in mortgage commissions; $223 thousand in social security, Medicare and employment taxes related to the decrease in mortgage commissions; and $124 thousand in incentive compensation. This was partially offset by a $307 thousand increase in salary expense primarily due to an increase in full-time equivalent employees. The decrease in data processing expense was primarily due to a decrease in PPP loan volumes run through the loan processing system used for PPP loans. The decrease in loan processing expense was primarily due to a collection fee on a nonaccrual loan in the first quarter of 2020. The increase in other expense was primarily due to the provision on unfunded commitments. The increase in marketing expense was primarily due to an increase in advertising efforts.

The decrease in noninterest expense in the second quarter of 2021 compared to the same period in 2020 was mainly attributable to decreases of $246 thousand in salary and employee benefits, $176 thousand in acquisition and due diligence fees, and $167 thousand in professional service fees. These decreases were partially offset by an increase of $147 thousand in data processing expense. The decrease in salary and employee benefits between the periods was primarily due to decreases of $914 thousand in mortgage commissions expense partially offset by a $339 thousand increase in incentive compensation and a $206 thousand increase in salaries expense. The decrease in acquisition and due diligence fees was primarily due to certain post-merger integration costs incurred in the second quarter of 2020, following the acquisition of Ann Arbor State Bank. The decrease in professional service fees was primarily related to decreased residential mortgage volumes. The increase in data processing fees was primarily due to the new loan processing system used for PPP loans.

The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, was 60.93% for the second quarter of 2021, compared to 57.27% for the preceding quarter and 62.79% in the second quarter of 2020.

Income Tax Expense

Level One's income tax provision was $1.8 million, or 20.82% of pretax income, in the second quarter of 2021, as compared to $2.1 million, or 18.78% of pretax income, in the preceding quarter and $643 thousand, or 19.11% of pretax income, in the second quarter of 2020.

Loan Portfolio

Total loans were $1.78 billion at June 30, 2021, a decrease of $86.4 million, or 4.64%, from $1.86 billion at March 31, 2021, and down $40.1 million, or 2.21%, from $1.82 billion at June 30, 2020. The decrease in total loans compared to March 31, 2021 was primarily due to $160.3 million of PPP loans forgiven by the SBA during the second quarter partially offset by a net increase of $60.0 million, or 16.5% annualized growth, in the remainder of the loan portfolio and $17.5 million of PPP loan originations from the second round of PPP funding. The decrease in total loans compared to June 30, 2020, was primarily due to a $129.0 million net decrease in PPP loans (originated and forgiven) which was partially offset by a net increase of $88.9 million in the remainder of the loan portfolio.

Investment Securities

The investment securities portfolio grew $30.2 million, or 8.72%, to $376.5 million at June 30, 2021, from $346.3 million at March 31, 2021, and up $159.3 million, or 73.34%, from $217.2 million at June 30, 2020. The increase in the investment securities portfolio compared to March 31, 2021 was primarily due to the purchase of $36.6 million of investment securities, offset in part by $3.4 million of sales, calls, or maturity of investment securities. The increase in investment securities compared to June 30, 2020, was primarily due to the purchase of $197.0 million of securities between the two dates using the excess cash balances generated by the payoffs of PPP loans, partially offset by $37.7 million of sales, calls, or maturity of investment securities and principal pay downs.

Deposits

Total deposits were $2.03 billion at June 30, 2021, a decrease of $62.2 million, or 2.97%, from $2.09 billion at March 31, 2021, and up $210.5 million, or 11.55%, from $1.82 billion at June 30, 2020. The decrease in deposits compared to March 31, 2021 was primarily due to runoff related to deposit pricing opportunities. The growth in deposits compared to June 30, 2020 was primarily due to organic deposit growth as a result of customers increasing their liquidity due to PPP loan proceeds and government stimulus payments. Total deposit composition at June 30, 2021 consisted of 43.18% of demand deposit accounts, 30.98% of savings and money market accounts and 25.84% of time deposits.

Borrowings

Total debt outstanding was $212.3 million at June 30, 2021, a decrease of $18.8 million, or 8.14%, from $231.0 million at March 31, 2021, and down $287.3 million, or 57.50%, from $499.6 million at June 30, 2020. The decrease in debt outstanding compared to March 31, 2021 was primarily due to the redemption of $15.0 million of subordinated notes. The decrease in total borrowings compared to June 30, 2020 was primarily due to a decrease of $270.4 million in Federal Reserve Bank borrowings used for liquidity related to PPP loans as well as the redemption of the subordinated notes discussed above. The Company would have paid approximately $721 thousand per year in interest on the redeemed subordinated notes.

Asset Quality

Nonaccrual loans were $13.7 million, or 0.77% of total loans, at June 30, 2021, a decrease of $1.7 million from nonaccrual loans of $15.4 million, or 0.83% of total loans, at March 31, 2021, and an increase of $5.4 million from nonaccrual loans of $8.3 million, or 0.46% of total loans, at June 30, 2020. The decrease in nonaccrual loans compared to the prior quarter-end was primarily due to $2.1 million of paydowns on four commercial loan relationships partially offset by two commercial loan relationships moving to nonaccrual status totaling $726 thousand. The increase in nonaccrual loans compared to June 30, 2020 was primarily due to seven commercial loan relationships totaling $7.6 million being transferred to nonaccrual status, partially offset by a $2.9 million paydown of one commercial loan relationship.

Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.55% at June 30, 2021, compared to 0.60% at March 31, 2021, and 0.33% at June 30, 2020.

Performing troubled debt restructured loans, which are not reported as nonaccrual loans but rather as part of impaired loans, were $765 thousand at June 30, 2021 and March 31, 2021, and $1.1 million at June 30, 2020. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief. As of June 30, 2021, there were $7.5 million of loans that remained on a COVID-related deferral compared to $22.2 million as of March 31, 2021. As of June 30, 2021, $7.4 million of those loans had payments deferred greater than six months compared to $10.7 million as of March 31, 2021.

Net recoveries in the second quarter of 2021 were $26 thousand, or 0.01% of average loans on an annualized basis, compared to $17 thousand of net recoveries for the preceding quarter and $1.5 million of net charge-offs, or 0.34% of average loans on an annualized basis, in the second quarter of 2020. The change between the second quarter of 2021 and the second quarter of 2020 was primarily due to a $1.3 million charge-off on one commercial loan relationship in the second quarter of 2020.

Level One's provision for loan losses in the second quarter of 2021 was a provision expense of $540 thousand, compared to $265 thousand in the preceding quarter and $5.6 million in the second quarter of 2020. The increase in the provision expense quarter over quarter was primarily due to an increase of $533 thousand in general reserves as a result of an increase in loan volumes excluding PPP loans, partially offset by a decrease in specific reserves of $254 thousand. The decrease in the provision expense in the second quarter of 2021 compared to the same period in 2020 was primarily due to a decrease in general reserves of $3.2 million resulting from an adjustment of the economic qualitative factors in the second quarter of 2020, a decrease of $1.5 million in net charge-offs due to the charge-off mentioned above in the second quarter of 2020 as well as a $259 thousand decrease in specific reserves. The Company will continue to evaluate the fluid situation in regard to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses or decrease the level of the provision for loan losses should there be any indications of significant changes in the credit quality of our portfolio as a result of the COVID-19 pandemic.

The allowance for loan losses was $23.1 million, or 1.30% of total loans, at June 30, 2021, compared to $22.6 million, or 1.21% of total loans, at March 31, 2021, and $17.1 million, or 0.94% of total loans, at June 30, 2020. Excluding PPP loans of $259.3 million, $405.8 million, and $388.3 million as of these dates respectively, the allowance for loan losses as a percentage of total loans was 1.53% as of June 30, 2021, compared to 1.55% as of March 31, 2021 and 1.20% as of June 30, 2020 (see section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" for further details). The allowance for loan losses as a percentage of total loans increased compared to June 30, 2020, primarily due to the trends in delinquencies and nonaccrual loans as well as the stress on the commercial and industrial and commercial real estate owner occupied portfolios, primarily in the restaurant and transportation industries, as a result of the uncertainty surrounding the COVID-19 pandemic. As of June 30, 2021, the allowance for loan losses as a percentage of nonaccrual loans was 168.64%, compared to 146.95% at March 31, 2021, and 206.37% at June 30, 2020. The Company will continue to evaluate the appropriateness of the allowance for loan losses in future quarters as needed.

Capital

Total shareholders’ equity was $225.4 million at June 30, 2021, an increase of $8.2 million, or 3.79%, compared with $217.2 million at March 31, 2021 primarily as a result of increases in retained earnings and accumulated other comprehensive income. Total shareholders' equity increased $45.1 million, or 25.05%, from $180.3 million at June 30, 2020, attributable to an increase in retained earnings as well as the issuance of preferred stock in the third quarter of 2020.

Recent Developments

Second Quarter Common Stock Dividend: On June 16, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $0.06 per share. This dividend was paid on July 15, 2021, to stockholders of record at the close of business on June 30, 2021.

Third Quarter Preferred Stock Dividend: On July 21, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Perpetual Preferred Stock, Series B. Holders of depositary shares will receive $0.4688 per depositary share. The dividend is payable on August 15, 2021, to shareholders of record at the close of business on July 31, 2021.

Level One's Response to the COVID-19 Pandemic: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. In addition, from January 18 through June 30, 2021, Level One has funded 1,531 PPP loans for $234.2 million of which 1,186 applications were for loans $150,000 or below.

We are continuing to enable the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office, which includes the development, implementation and communication of protocols necessary for those who return. As of March 31, 2021, we opened branches for walk in services. We will continue to evaluate this fluid situation and take additional actions as necessary.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.51 billion as of June 30, 2021. It operates sixteen banking centers throughout Metro Detroit, Ann Arbor, Grand Rapids, and Jackson and provides a variety of commercial, small business, and consumer banking services. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year," one of American Banker Magazine's "Top 200 Community Banks in the Nation," one of Metro Detroit's "Best & Brightest Companies to Work For" and more. Level One Bank’s business banking division provides a broad spectrum of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, MEDC loans, export-import financing, and a full suite of treasury management services. The consumer banking division offers a range of personal checking, savings and CD products and a complete array of consumer loan products including residential mortgages, new construction and renovation loans, home equity lines of credit, auto loans, and credit card services. Level One Bank offers a variety of digital banking services including online banking, robust mobile banking apps, online account opening and online loan applications for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue," "annualized" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, changes in benchmark interest rates used to price loans and deposits including the expected elimination of LIBOR, and changes in tax laws, regulations and guidance, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2020	2020
Earnings Summary
Interest income	$21,737	$21,551	$22,181	$20,245	$20,396
Interest expense	2,121	2,394	3,075	3,648	4,163
Net interest income	19,616	19,157	19,106	16,597	16,233
Provision for loan losses	540	265	1,538	4,270	5,575
Noninterest income	4,326	7,278	8,110	9,125	7,789
Noninterest expense	14,588	15,139	15,461	15,126	15,083
Income before income taxes	8,814	11,031	10,217	6,326	3,364
Income tax provision	1,835	2,072	1,844	1,117	643
Net income	$6,979	$8,959	$8,373	$5,209	$2,721
Preferred stock dividends	469	469	479	—	—
Net income available to common shareholders	6,510	8,490	7,894	5,209	2,721
Net income allocated to participating securities	92	111	65	40	19
Net income attributable to common shareholders	$6,418	$8,379	$7,829	$5,169	$2,702
Per Share Data
Basic earnings per common share	$0.85	$1.11	$1.02	$0.68	$0.35
Diluted earnings per common share	0.84	1.10	1.02	0.67	0.35
Diluted earnings per common share, excluding acquisition and due diligence fees (1)	0.84	1.10	1.02	0.67	0.37
Book value per common share	26.48	25.40	25.14	24.06	23.31
Tangible book value per common share (1)	20.84	19.78	19.63	18.74	18.09
Preferred shares outstanding (in thousands)	10	10	10	10	—
Common shares outstanding (in thousands)	7,629	7,630	7,634	7,734	7,734
Average basic common shares (in thousands)	7,520	7,528	7,642	7,675	7,676
Average diluted common shares (in thousands)	7,633	7,612	7,695	7,712	7,721
Selected Period End Balances
Total assets	$2,506,523	$2,572,726	$2,442,982	$2,446,447	$2,541,696
Securities available-for-sale	376,453	346,266	302,732	253,527	217,172
Total loans	1,775,243	1,861,691	1,723,537	1,843,888	1,815,353
Total deposits	2,031,808	2,093,965	1,963,312	1,943,435	1,821,351
Total liabilities	2,281,114	2,355,539	2,227,655	2,236,979	2,361,437
Total shareholders' equity	225,409	217,187	215,327	209,468	180,259
Total common shareholders' equity	202,037	193,815	191,955	186,098	180,259
Tangible common shareholders' equity (1)	159,022	150,887	149,844	144,963	139,913
Performance and Capital Ratios
Return on average assets (annualized)	1.09%	1.44%	1.35%	0.83%	0.46%
Return on average equity (annualized)	12.52	16.31	15.61	10.48	6.02
Net interest margin (fully taxable equivalent)(2)	3.30	3.33	3.27	2.80	2.98
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	60.93	57.27	56.81	58.81	62.79
Dividend payout ratio	7.02	4.50	4.90	7.41	14.22
Total shareholders' equity to total assets	8.99	8.44	8.81	8.56	7.09
Tangible common equity to tangible assets (1)	6.46	5.96	6.24	6.03	5.59
Common equity tier 1 to risk-weighted assets	9.66	9.63	9.30	8.83	8.76
Tier 1 capital to risk-weighted assets	11.09	11.11	10.80	10.31	8.76
Total capital to risk-weighted assets	14.15	15.18	14.91	14.39	12.81
Tier 1 capital to average assets (leverage ratio)	7.24	7.15	6.93	7.17	6.21
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	(0.01)%	—%	0.11%	0.02%	0.34%
Nonperforming assets as a percentage of total assets	0.55	0.60	0.77	0.79	0.33
Nonaccrual loans as a percent of total loans	0.77	0.83	1.09	1.04	0.46
Allowance for loan losses as a percentage of total loans	1.30	1.21	1.29	1.15	0.94
Allowance for loan losses as a percentage of nonaccrual loans	168.64	146.95	118.50	110.32	206.37
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	163.76	142.62	114.95	105.46	195.04
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

Consolidated Balance Sheets
	As of
	June 30,	March 31,	June 30,
(Dollars in thousands)	2021	2021	2020
Assets	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$218,366	$224,683	$364,112
Securities available-for-sale	376,453	346,266	217,172
Other investments	14,398	14,398	12,398
Mortgage loans held for sale, at fair value	9,305	19,550	24,557
Loans:
Originated loans	1,580,175	1,647,847	1,558,955
Acquired loans	195,068	213,844	256,398
Total loans	1,775,243	1,861,691	1,815,353
Less: Allowance for loan losses	(23,144)	(22,578)	(17,063)
Net loans	1,752,099	1,839,113	1,798,290
Premises and equipment, net	15,524	15,523	15,882
Goodwill	35,554	35,554	35,554
Mortgage servicing rights, net	4,599	4,346	1,213
Other intangible assets, net	2,862	3,028	3,579
Other real estate owned	—	—	61
Bank-owned life insurance	29,576	18,314	17,965
Income tax benefit	5,491	5,823	3,293
Interest receivable and other assets	42,296	46,128	47,620
Total assets	$2,506,523	$2,572,726	$2,541,696
Liabilities
Deposits:
Noninterest-bearing demand deposits	$734,451	$744,688	$644,251
Interest-bearing demand deposits	142,862	140,629	119,570
Money market and savings deposits	629,378	652,091	472,599
Time deposits	525,117	556,557	584,931
Total deposits	2,031,808	2,093,965	1,821,351
Borrowings	182,639	186,440	455,159
Subordinated notes	29,651	44,600	44,457
Other liabilities	37,016	30,534	40,470
Total liabilities	2,281,114	2,355,539	2,361,437
Shareholders' equity
Preferred stock, no par value per share; authorized-50,000 shares; issued and outstanding - 10,000 shares, with a liquidation preference of $2,500 per share, at June 30, 2021 and March 31, 2021 and 0 at June 30, 2020	23,372	23,372	—
Common stock, no par value per share; authorized - 20,000,000 shares; issued and outstanding - 7,628,944 shares at June 30, 2021, 7,630,342 shares at March 31, 2021 and 7,734,322 shares at June 30, 2020	86,723	86,529	89,175
Retained earnings	110,243	104,191	83,824
Accumulated other comprehensive income, net of tax	5,071	3,095	7,260
Total shareholders' equity	225,409	217,187	180,259
Total liabilities and shareholders' equity	$2,506,523	$2,572,726	$2,541,696

Consolidated Statements of Income
(Unaudited)	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share data)	2021	2021	2020	2021	2020
Interest income
Originated loans, including fees	$17,167	$16,822	$15,317	$33,989	$29,356
Acquired loans, including fees	2,780	3,101	3,642	5,881	7,731
Securities:
Taxable	991	850	594	1,841	1,278
Tax-exempt	627	623	670	1,250	1,281
Federal funds sold and other	172	155	173	327	567
Total interest income	21,737	21,551	20,396	43,288	40,213
Interest Expense
Deposits	1,091	1,387	2,884	2,478	6,716
Borrowed funds	475	466	643	941	1,173
Subordinated notes	555	541	636	1,096	1,271
Total interest expense	2,121	2,394	4,163	4,515	9,160
Net interest income	19,616	19,157	16,233	38,773	31,053
Provision expense for loan losses	540	265	5,575	805	6,064
Net interest income after provision for loan losses	19,076	18,892	10,658	37,968	24,989
Noninterest income
Service charges on deposits	800	777	548	1,577	1,182
Net gain on sales of securities	—	20	899	20	1,428
Mortgage banking activities	2,711	5,811	5,684	8,522	8,272
Other charges and fees	815	670	658	1,485	1,597
Total noninterest income	4,326	7,278	7,789	11,604	12,479
Noninterest expense
Salary and employee benefits	9,352	9,922	9,598	19,274	18,228
Occupancy and equipment expense	1,583	1,708	1,567	3,291	3,095
Professional service fees	774	643	941	1,417	1,333
Acquisition and due diligence fees	—	—	176	—	1,647
FDIC premium expense	210	324	224	534	435
Marketing expense	281	133	230	414	452
Loan processing expense	193	331	192	524	427
Data processing expense	1,057	1,224	910	2,281	1,757
Core deposit premium amortization	166	168	192	334	384
Other expense	972	686	1,053	1,658	1,887
Total noninterest expense	14,588	15,139	15,083	29,727	29,645
Income before income taxes	8,814	11,031	3,364	19,845	7,823
Income tax provision	1,835	2,072	643	3,907	992
Net income	6,979	8,959	2,721	15,938	6,831
Preferred stock dividends	469	469	—	938	—
Net income attributable to common shareholders	$6,510	$8,490	$2,721	$15,000	$6,831
Earnings per common share:
Basic earnings per common share	$0.85	$1.11	$0.35	$1.96	$0.88
Diluted earnings per common share	$0.84	$1.10	$0.35	$1.94	$0.88
Cash dividends declared per common share	$0.06	$0.06	$0.05	$0.12	$0.10
Weighted average common shares outstanding—basic	7,520	7,528	7,676	7,524	7,636
Weighted average common shares outstanding—diluted	7,633	7,612	7,721	7,623	7,713

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Average Balance Sheets:
Gross loans(1)	$1,853,438	$1,856,030	$1,756,234	$1,854,726	$1,607,565
Investment securities: (2)
Taxable	248,739	214,945	115,271	231,935	116,554
Tax-exempt	103,184	102,208	102,955	102,699	98,406
Interest earning cash balances	186,186	168,906	226,931	177,594	152,239
Other investments	14,398	14,398	12,398	14,398	12,392
Total interest-earning assets	$2,405,945	$2,356,487	$2,213,789	$2,381,352	$1,987,156
Non-earning assets	147,607	139,100	140,116	143,377	130,640
Total assets	$2,553,552	$2,495,587	$2,353,905	$2,524,729	$2,117,796

Interest-bearing demand deposits	143,290	132,816	115,176	138,082	110,706
Money market and savings deposits	640,471	604,491	457,576	622,580	430,644
Time deposits	550,751	584,085	570,052	567,326	558,945
Borrowings	184,391	185,688	352,554	185,036	269,070
Subordinated notes	41,809	44,598	44,456	43,196	44,460
Total interest-bearing liabilities	$1,560,712	$1,551,678	$1,539,814	$1,556,220	$1,413,825
Noninterest bearing demand deposits	737,038	692,617	603,552	714,949	498,535
Other liabilities	32,852	31,608	29,750	32,235	27,622
Shareholders' equity	222,950	219,684	180,789	221,325	177,814
Total liabilities and shareholders' equity	$2,553,552	$2,495,587	$2,353,905	$2,524,729	$2,117,796

Yields: (3)
Earning Assets
Gross loans	4.32%	4.35%	4.34%	4.33%	4.64%
Investment securities:
Taxable	1.60%	1.60%	2.07%	1.60%	2.21%
Tax-exempt	3.03%	3.08%	3.22%	3.05%	3.20%
Interest earning cash balances	0.11%	0.10%	0.12%	0.10%	0.43%
Other investments	3.40%	3.18%	3.44%	3.29%	3.94%
Total interest earning assets	3.65%	3.74%	3.73%	3.69%	4.10%

Interest-bearing liabilities
Interest-bearing demand deposits	0.15%	0.16%	0.25%	0.15%	0.36%
Money market and savings deposits	0.18%	0.25%	0.49%	0.22%	0.78%
Time deposits	0.54%	0.66%	1.59%	0.60%	1.75%
Borrowings	1.03%	1.02%	0.73%	1.03%	0.88%
Subordinated notes	5.32%	4.92%	5.75%	5.12%	5.75%
Total interest-bearing liabilities	0.55%	0.63%	1.09%	0.59%	1.30%

Interest Spread	3.10%	3.11%	2.64%	3.10%	2.80%
Net interest margin(4)	3.27%	3.30%	2.95%	3.28%	3.14%
Tax equivalent effect	0.03%	0.03%	0.03%	0.03%	0.03%
Net interest margin on a fully tax equivalent basis	3.30%	3.33%	2.98%	3.31%	3.17%
(1) Includes nonaccrual loans.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $153 thousand, $152 thousand, and $154 thousand on tax-exempt securities for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, and $304 thousand and $286 thousand for the six months ended June 30, 2020 and 2021, respectively, using a federal income tax rate of 21%.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
Commercial real estate:	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Non-owner occupied	$477,715	$449,690	$445,810	$460,708	$451,906
Owner-occupied	301,615	300,175	275,022	269,481	273,577
Total commercial real estate	779,330	749,865	720,832	730,189	725,483
Commercial and industrial	642,606	794,096	685,504	807,923	790,353
Residential real estate	352,513	316,089	315,476	304,088	294,041
Consumer	794	1,641	1,725	1,688	5,476
Total loans	$1,775,243	$1,861,691	$1,723,537	$1,843,888	$1,815,353

Impaired Assets
	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2020	2020
Nonaccrual loans	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Commercial real estate	$4,536	$4,542	$7,320	$7,022	$3,649
Commercial and industrial	5,247	6,822	7,490	8,078	2,377
Residential real estate	3,931	3,987	3,991	4,151	2,226
Consumer	10	13	15	15	16
Total nonaccrual loans	13,724	15,364	18,816	19,266	8,268
Other real estate owned	—	—	—	—	61
Total nonperforming assets	13,724	15,364	18,816	19,266	8,329
Performing troubled debt restructurings
Commercial and industrial	336	335	546	550	549
Residential real estate	429	430	432	599	600
Total performing troubled debt restructurings	765	765	978	1,149	1,149
Total impaired assets	$14,489	$16,129	$19,794	$20,415	$9,478

Loans 90 days or more past due and still accruing	$387	$328	$269	$552	$903

GAAP Reconciliation of Non-GAAP Financial Measures

    Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity, tangible book value per common share, the ratio of tangible common equity to tangible assets, net income and diluted earnings per common share excluding acquisition and due diligence fees, and allowance for loan loss as a percentage of total loans, excluding PPP loans. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

    The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Tangible Common Shareholders' Equity, Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Common Share
	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2020	2020
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Total shareholders' equity	$225,409	$217,187	$215,327	$209,468	$180,259
Less:
Preferred stock	23,372	23,372	23,372	23,370	—
Total common shareholders' equity	202,037	193,815	191,955	186,098	180,259
Less:
Goodwill	35,554	35,554	35,554	35,554	35,554
Mortgage servicing rights, net	4,599	4,346	3,361	2,193	1,213
Other intangible assets, net	2,862	3,028	3,196	3,388	3,579
Tangible common shareholders' equity	$159,022	$150,887	$149,844	$144,963	$139,913

Common shares outstanding (in thousands)	7,629	7,630	7,634	7,734	7,734
Tangible book value per common share	$20.84	$19.78	$19.63	$18.74	$18.09

Total assets	$2,506,523	$2,572,726	$2,442,982	$2,446,447	$2,541,696
Less:
Goodwill	35,554	35,554	35,554	35,554	35,554
Mortgage servicing rights, net	4,599	4,346	3,361	2,193	1,213
Other intangible assets, net	2,862	3,028	3,196	3,388	3,579
Tangible assets	$2,463,508	$2,529,798	$2,400,871	$2,405,312	$2,501,350

Tangible common equity to tangible assets	6.46%	5.96%	6.24%	6.03%	5.59%

Adjusted Income and Diluted Earnings Per Share
	For the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2020	2020
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net income, as reported	$6,979	$8,959	$8,373	$5,209	$2,721
Acquisition and due diligence fees	—	—	—	17	176
Income tax (benefit) expense (1)	—	—	2	(4)	(34)
Net income, excluding acquisition and due diligence fees	$6,979	$8,959	$8,375	$5,222	$2,863

Diluted earnings per share, as reported	$0.84	$1.10	$1.02	$0.67	$0.35
Effect of acquisition and due diligence fees, net of income tax benefit	—	—	—	—	0.02
Diluted earnings per common share, excluding acquisition and due diligence fees	$0.84	$1.10	$1.02	$0.67	$0.37

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Allowance for Loan Loss as a Percentage of Total Loans, Excluding PPP Loans
	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2021	2021	2020	2020	2020
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Total loans	$1,775,243	$1,861,691	$1,723,537	$1,843,888	$1,815,353
Less:
PPP loans	259,303	405,770	290,135	392,521	388,264
Total loans, excluding PPP loans	$1,515,940	$1,455,921	$1,433,402	$1,451,367	$1,427,089

Allowance for loan loss	$23,144	$22,578	$22,297	$21,254	$17,063
Allowance for loan loss as a percentage of total loans	1.30%	1.21%	1.29%	1.15%	0.94%
Allowance for loan loss as a percentage of total loans, excluding PPP loans	1.53%	1.55%	1.56%	1.46%	1.20%